EXHIBIT (11.1)----STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assume the exercise of stock options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of shares under options outstanding during the period and only include those options for which the exercise price is less than the average share price during the period. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2004     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 3,647,123     $ 5,677,940
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                         66,000          61,857
Application of assumed proceeds ($715,860 and $640,234)
  toward repurchase of outstanding common stock at an average
  market price of $17.870 and $17.928, respectively.                  (40,059)        (35,711)
                                                                   ----------      ----------
Net additional shares issuable                                         25,941          26,146
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                       11,296,207      11,295,581
  Net additional shares issuable                                       25,941          26,146
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                  11,322,148      11,321,727
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.32     $      0.50
                                                                   ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2003     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 4,046,569     $ 6,864,137
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                        380,396         377,353
Application of assumed proceeds ($7,988,524 and $7,900,471)
  toward repurchase of outstanding common stock at an average
  market price of $23.647 and $23.943, respectively.                 (337,824)       (329,970)
                                                                   ----------      ----------
Net additional shares issuable                                         42,572          47,383
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                       11,289,811      11,288,290
  Net additional shares issuable                                       42,572          47,383
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                  11,332,383      11,335,673
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.36     $      0.61
                                                                   ==========      ==========